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                                                               EXHIBIT NO. 10.08

                                 (WEST (R) LOGO)

TO:     NANCEE R. BERGER
FROM:   WSTC COMP. COMMITTEE
DATE:   FEBRUARY 11, 2005
RE:     2005 COMPENSATION PLAN - EXHIBIT A
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The compensation plan for 2005 while you are employed as President and Chief
Operating Officer for West Corporation is outlined below:

1. Your base salary will be $500,000.00. Should you elect to voluntarily terminate your employment, you will be compensated for your services as an employee through the date of your actual termination per your Employment Agreement.

2. Effective January 1, 2005, you will be eligible to receive a performance bonus based on consolidated net income growth for West Corporation in 2005. Net income for each quarter will be compared to the same quarter in the previous year. Non cash expenses resulting from expensing options as a result of any amendments to FASB123 will be excluded from this calculation. Each $1M increase of Net Income over 2004 Net Income will result in a $40,000 bonus. 75% of the quarterly bonus earned will be paid within thirty
     (30) days from the end of the quarter. 100% of the total bonus earned will be paid within thirty (30) days of the final determination of 2005 Net Income.

     Should Net Income exceed $130M for the year, you will eligible to receive $50,000 for every $1M of Net Income above that threshold.

     Please note that if there is a negative year-to date profit calculation at the end of any quarter, this will result in a "loss carry forward" to be applied to the next quarterly or year-to-date calculation.

3. All Net Income objectives are based upon West Corporation operations and will not include net income derived from mergers or acquisitions unless specifically and individually approved by West Corporation's Compensation Committee.

4. At the discretion of management, you may receive an additional bonus based on the Company's and your individual performance.

5. Your Compensation Plan for the year 2006 will be presented in December, 2005.

6. The benefit plans, as referenced in Section 7(i), shall include insurance plans based upon eligibility pursuant to the plans. If the insurance plans do not provide for continued participation, the continuation of benefits shall be pursuant to COBRA. In the event Employee's benefits continue pursuant to COBRA and Employee accepts new employment during the consulting term, Employee may continue benefits thereafter to the extent allowed under COBRA. In no event shall benefits plans include the 401K Plan or the 1996 Stock Incentive Plan.


                                        /s/ Nancee R. Berger
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                                        Employee - Nancee R. Berger